UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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TESTIMONY OF DUANE ACKERMAN
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
BELLSOUTH CORPORATION
HEARING ON THE “AT&T AND BELLSOUTH MERGER:
WHAT DOES IT MEAN FOR CONSUMERS?”
BEFORE THE UNITED STATES SENATE
COMMITTEE ON THE JUDICIARY
SUBCOMMITTEE ON ANTITRUST, COMPETITION POLICY
AND CONSUMER RIGHTS
June 22, 2006
     Mr. Chairman and members of the Committee, it is a pleasure to have the opportunity to appear before this Committee today to discuss the benefits that the BellSouth-AT&T combination will provide to our customers, shareholders, employees and communities. As you know, BellSouth is a telecommunications provider of voice and data services, primarily in the nine states of Alabama, Georgia, Florida, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. In addition, BellSouth, together with AT&T, owns Cingular Wireless.
     In 1984, at the time of the Bell System divestiture, the principal telecommunications technology was the narrowband, circuit-switched wireline voice network, which was used to offer local service and long distance service. Today, the distinction between local and long distance has effectively been eliminated, and the nation’s voice, data and video needs are met by numerous competing wireless and wireline networks.
     The rapid pace of change in communications services has resulted in the convergence of previously distinct technologies. For example, voice and video services are now delivered through the Internet Protocol to mobile customers who use wireless devices to connect to the Internet. These technological advances have facilitated the entry of new and innovative communications companies resulting in a wide variety of choices for consumers and enterprise customers. Companies, both large and small, are making substantial investments in the infrastructure needed to deliver these advanced communication services to American consumers and businesses In sum, business and mass market customers alike want mobility, broadband, and converged services, and they have an increasing array of providers and plans to choose from.
     The combination of AT&T and BellSouth, two well-respected companies with complementary strengths, will serve to accelerate the rapid pace of technological change, delivering to residential customers, and both large and small enterprises, new and better services at a lower cost. This will allow for closer integration of each company’s wireless, wireline, video and IP products and services over a single global IP network, which is increasingly important as the industry moves forward with convergence of the “three screens” that many consumers rely on most today — televisions, computers and wireless devices.
     And all of these benefits come without any loss of competition because AT&T and BellSouth are not actual competitors in the consumer market, and because AT&T is not a significant competitor of BellSouth’s in the enterprise market in our nine-state region.
     I would like to describe some of the most notable benefits this combination will provide, including:
•	first, the simplification of Cingular’s management structure that will provide for the faster delivery of improved wireless services to consumers and enterprise customers.

•	second, the development of IPTV services that will — at last — provide consumers with an alternative to the entrenched cable companies.

•	third, enhancing the security and reliability of the combined company’s network, thus improving both the combined company’s ability to respond to the government’s evolving needs, as well as its ability to respond to natural disasters, acts of terrorism and other emergencies.

•	fourth, the combination of BellSouth’s regional assets with AT&T’s national assets that will benefit enterprise customers in the Southeast; and

•	fifth, the realization of more than $18 billion in synergies that will enable the combined company to offer better products at lower prices.
     These are the very sorts of benefits that the FCC credited in approving the “vertical integration of the largely complementary networks and facilities,” of SBC/AT&T.1 And just as was the case with those mergers, this merger is likely to bring very important benefits to customers in the southeastern United States since it will enable BellSouth to offer the international world-class network facilities of AT&T together with our own extensive southeastern network on a seamless basis.
     The first notable benefit is that the merger will streamline and enhance management and operations at Cingular, which is currently operated as a separate company with separate management and largely separate networks. Although Cingular has been successful, it faces increasing challenges due to its tripartite management structure. For example, AT&T, BellSouth and Cingular are at various stages in constructing IP-based networks to enable advanced capabilities. This merger will permit integration of those separate networks into a single IP network to carry local and long distance voice, data and wireless traffic, making it possible to offer “follow me” converged wireless/wireline services that will provide voice, data and video content to

[1]	SBC/AT&T Merger Order ¶191.

residential, business and government customers seamlessly across wireless and wireline telephones, personal computers, televisions and myriad other devices.
     As to the second benefit, consumers seeking a real alternative to entrenched incumbent cable operators should see faster and more economical deployment of next-generation interactive IP television networks as a result of this merger. Because of the substantial investment costs involved in providing such services solely in our nine-state region, BellSouth had deferred deciding on whether to attempt to provide such services on a broad commercial basis. AT&T, by contrast, has committed to providing a broad array of video programming and other services on an integrated IP platform and already has completed much of the work that will make such services possible. By combining BellSouth’s southeastern fiber-rich network with AT&T’s investments in IPTV technology and content, the combined company will have the national scale and the resources needed to deploy video services more quickly in the BellSouth region, and at a lower per-subscriber cost than BellSouth could have hoped to achieve on its own. The combined company’s IPTV initiative will also spur broadband adoption, and increase the amount and diversity of programming available to the public.
     As a third benefit, the merger will enhance the ability of the combined company to prepare for, and respond to, natural disasters, acts of terrorism and other emergencies. The merger will join AT&T’s unique disaster recovery capabilities and assets developed to meet the needs of government and enterprise customers that demand extraordinary reliability and responsiveness for their networks with BellSouth’s extensive experience in responding to hurricanes and other disasters. The merger will permit joint planning in advance of catastrophes, enabling faster deployment of personnel and equipment in anticipation of predictable disasters, more rapid restoration of critical communications capabilities, and more effective coordination with the Commission’s newly established Public Safety and Homeland Security Bureau, the National Communications System and other key government agencies.
     As the White House recently observed in a comprehensive review of the federal response to Hurricane Katrina, disaster preparedness has become a national imperative. The merger will enable the combined company to respond more effectively to disasters that affect the communications infrastructure than could either company standing alone.
     Fourth, customers in the southeastern United States and the rest of the country will benefit from the expertise and innovation of AT&T Labs, as well as the combination of AT&T’s state-of-the-art national and international networks and advanced services with BellSouth’s local exchange and broadband distribution platforms and expertise. The merger would also give business and government customers, including military and national security agencies, a reliable U.S.-based provider of integrated, secure, high-quality and competitively priced services to meet their needs anywhere in the world.
     Fifth, the merger will allow for the recognition of synergies that we believe will have a net present value of $18 billion, after accounting for the costs of integration and other implementation costs. Those cost savings will allow a stronger network, enable more research and development, enhance service quality and lower costs for consumers, thereby making the combined company a more effective competitor.
     While the merger will bring clear and specifically identifiable public interest benefits, it will not harm competition or consumers in any market. There is little competitive overlap between the two companies and, as the Commission concluded in the

SBC/AT&T Merger Order and subsequent market developments confirm, competition is well established in these markets. Indeed, the merger of AT&T and BellSouth involves no meaningful increase in horizontal concentration in any relevant market.
     First, the merger will in no way reduce mass market competition for the same reasons that underlay the Commission’s conclusion that the merger of AT&T and SBC would not adversely affect mass market competition. As an initial matter, before its merger with SBC, AT&T Corp. made a unilateral business decision to exit the legacy mass market business, a process that has continued since the merger. In the last three years, two-thirds of the legacy AT&T’s mass market customers have found another provider. In the words of the FCC, AT&T “is no longer a significant provider (or potential provider) of local service, long distance service, or bundled local and long distance service.”2
     There is likewise limited horizontal overlap in the provision of enterprise services. In BellSouth’s region, AT&T focuses mainly on serving the largest retail business customers, most of whom have significant operational requirements beyond BellSouth’s nine-state region. For its part, BellSouth lacks a national network and other assets required to provide integrated nationwide service to this market segment. Moreover, as the Commission recently found in the SBC/AT&T Merger Order, the enterprise segment is populated by sophisticated customers and a wide and growing range of competitors that now includes national inter-exchange carriers, international carriers, CLECs, IP/data network providers, cable companies, VoIP providers, equipment vendors and systems

[2]	SBC/AT&T Merger Order ¶¶81-107,

integrators.3 There is no prospect that the merged company could dominate the fiercely competitive enterprise space.
     Further, there is no basis for concern about reducing competition for wholesale access services in the BellSouth region. AT&T is a fringe supplier of wholesale access services in the BellSouth region. Its focus is almost entirely on serving retail commercial customers. In fact under the criteria accepted by the DOJ and the FCC in the last two transactions, the only local markets where there are as many as ten office buildings that raise any competitive issues are Atlanta and Miami/Ft. Lauderdale. And even in these two markets, there are only a handful of buildings that are not easily served by competitive carriers.
     Finally, the merger is not likely to cause competitive harm in the Internet Backbone market. BellSouth is not a Tier 1 backbone competitor and its backbone assets are almost entirely in-region. Furthermore, as with the SBC/AT&T merger, the presence of numerous other Tier 1 providers, together with the ability of Internet service providers to switch backbone providers, dispel any competitive concerns.
     In conclusion, we eagerly look forward to the day when we can join these two great companies together to provide better, more efficient and lower cost services to our customers and communities. Thank you for your attention.
     NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) which was declared effective on June 2, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site ( www.sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be

[3]	SBC/AT&T Merger Order ¶103.

obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.